Exhibit 99

Dillard’s, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 15, 2018--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended November 3, 2018. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

39-Week Results

Dillard’s reported net income for the 39 weeks ended November 3, 2018 of $85.1 million, or $3.08 per share, compared to net income of $63.8 million, or $2.14 per share, for the 39-week period ended October 28, 2017. Included in net income for the 39-week period ended November 3, 2018 is $2.9 million ($0.10 per share) in tax benefits related to additional federal tax credits and an update of the provisional amounts recorded for the income tax effects of the Tax Cuts and Jobs Act of 2017.

Included in net income for the 39-week period ended October 28, 2017 is a pretax gain on disposal of assets of $4.9 million ($3.1 million after tax or $0.10 per share) and $0.8 million loss on extinguishment of debt ($0.5 million after tax or $0.02 per share).

Net sales for the 39 weeks ended November 3, 2018 and for the 39 weeks ended October 28, 2017 were $4.346 billion and $4.201 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 39-week period ended November 3, 2018 were $4.162 billion and $4.084 billion for the 39-week period ended October 28, 2017. Total merchandise sales increased 2% for the 39-week period ended November 3, 2018. Sales in comparable stores for the period also increased 2%.

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended November 3, 2018 of $7.4 million, or $0.27 per share, compared to net income of $14.5 million, or $0.50 per share, for the prior year third quarter. Included in net income for the 13-week period ended November 3, 2018 is $2.9 million ($0.11 per share) in tax benefits related to additional federal tax credits and an update of the provisional amounts recorded for the income tax effects of the Tax Cuts and Jobs Act of 2017.

Included in net income for the prior year 13-week period ended October 28, 2017 is a pretax gain on disposal of assets of $4.8 million ($3.1 million after tax or $0.11 per share) and $0.8 million loss on extinguishment of debt ($0.5 million after tax or $0.02 per share).

Dillard’s Chief Executive Officer William T. Dillard, II, stated, "While we are encouraged by our 3% comparable sales performance, this was a disappointing quarter as markdowns weighed heavily on gross margin, particularly in the first month. However, operating performance improved as the quarter progressed and sales turned positive. We also invested $54 million in share repurchases during the quarter.”

Net sales for the 13 weeks ended November 3, 2018 and for the 13 weeks ended October 28, 2017 were $1.419 billion and $1.355 billion, respectively.

Total merchandise sales for the 13-week period ended November 3, 2018 were $1.342 billion and $1.313 billion for the 13-week period ended October 28, 2017. Total merchandise sales increased 2% for the 13-week period ended November 3, 2018. Sales in comparable stores for the period increased 3%. In relation to the total company sales trend, above trend performances were noted in ladies' accessories and lingerie followed by juniors' and children's apparel. Sales were slightly above trend in men's apparel and accessories and home and furniture. Sales were consistent with trend in shoes, slightly below trend in ladies' apparel and below trend in cosmetics. Sales were strongest in the Western region followed by the Eastern and Central regions, respectively.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 18 basis points of sales for the 39 weeks ended November 3, 2018 compared to the prior year 39-week period. Consolidated gross margin for the 39 weeks ended November 3, 2018 declined 30 basis points of sales compared to the prior year 39-week period.

Gross margin from retail operations declined 87 basis points of sales for the 13 weeks ended November 3, 2018 compared to the prior year third quarter due to increased markdowns. Consolidated gross margin for the 13 weeks ended November 3, 2018 declined 160 basis points of sales compared to the prior year third quarter, considerably more than that of retail operations alone due to increased volume at CDI, a lower gross margin business.

Inventory increased 4% at November 3, 2018 compared to October 28, 2017. On a comparable calendar basis, which compares November 3, 2018 (seven weeks from the Christmas holiday) to November 4, 2017, inventory increased 2%.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $1,233.1 million (28.4% of sales) and $1,205.9 million (28.7% of sales) during the 39 weeks ended November 3, 2018 and October 28, 2017, respectively. The increase in operating expenses of $27.2 million for the year-to-date period is comprised mainly of increased payroll expense, primarily selling payroll.

Selling, general and administrative expenses ("operating expenses") were $418.9 million (29.5% of sales) and $409.3 million (30.2% of sales) during the 13 weeks ended November 3, 2018 and October 28, 2017, respectively. The increase in operating expenses of $9.6 million for the third quarter is comprised mainly of increased payroll expense, primarily selling payroll.

Share Repurchase

During the 13 weeks ended November 3, 2018, the Company purchased $54.0 million (0.7 million shares) of Class A Common Stock under its $500 million share repurchase program. As of November 3, 2018, authorization of $442.9 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at November 3, 2018 and October 28, 2017 were 26.9 million and 28.7 million, respectively.

Store Information

At November 3, 2018, the Company operated 265 Dillard’s locations and 27 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at November 3, 2018 was 49.1 million square feet. On November 14th, Dillard's opened its expansion at The Oaks Mall in Gainesville, Florida, adding 90,000 square feet. Dillard's has announced the upcoming closures of West Town Center in Cincinnati, Ohio (4th quarter 2018) and Arrowhead Mall in Muskogee, Oklahoma (Spring 2019). The stores measure 115,000 and 70,000 square feet respectfully.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	November 3, 2018		October 28, 2017		November 3, 2018		October 28, 2017
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,419.2	100.0%	$1,354.9	100.0%	$4,345.5	100.0%	$4,200.7	100.0%
Service charges and other income	35.8	2.5	41.9	3.1	101.6	2.3	112.8	2.7
	1,455.0	102.5	1,396.8	103.1	4,447.1	102.3	4,313.5	102.7

Cost of sales	954.9	67.3	890.1	65.7	2,875.9	66.2	2,767.2	65.9
Selling, general and administrative expenses	418.9	29.5	409.3	30.2	1,233.1	28.4	1,205.9	28.7
Depreciation and amortization	55.8	3.9	57.0	4.2	168.0	3.9	176.9	4.2
Rentals	6.6	0.5	6.3	0.5	19.7	0.5	18.9	0.5
Interest and debt expense, net	12.1	0.9	15.0	1.1	40.4	0.9	46.5	1.1
Other expense	1.9	0.1	2.6	0.2	5.7	0.1	6.2	0.1
Gain (loss) on disposal of assets	—	0.0	4.8	0.4	(0.1)	0.0	4.9	0.1
Income before income taxes	4.8	0.3	21.3	1.6	104.2	2.4	96.8	2.3
Income taxes (benefit)	(2.6)		6.8		19.1		33.0
Net income	$7.4	0.5%	$14.5	1.1%	$85.1	2.0%	$63.8	1.5%

Basic and diluted earnings per share	$0.27		$0.50		$3.08		$2.14
Basic and diluted weighted average shares	27.3		28.9		27.6		29.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	November 3, 2018	October 28, 2017
Assets
Current Assets:
Cash and cash equivalents	$78.2	$114.9
Accounts receivable	66.5	34.0
Merchandise inventories	2,043.7	1,957.2
Federal and state income taxes	23.7	10.8
Other current assets	75.9	64.0
Total current assets	2,288.0	2,180.9

Property and equipment, net	1,621.3	1,711.8
Other assets	77.3	252.7

Total Assets	$3,986.6	$4,145.4

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,340.8	$1,287.8
Other short-term borrowings	191.1	—
Current portion of long-term debt and capital leases	1.2	249.2
Total current liabilities	1,533.1	1,537.0

Long-term debt and capital leases	367.5	368.6
Other liabilities	241.7	238.9
Deferred income taxes	19.0	210.3
Subordinated debentures	200.0	200.0
Stockholders' equity	1,625.3	1,590.6

Total Liabilities and Stockholders' Equity	$3,986.6	$4,145.4

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	39 Weeks Ended
	November 3, 2018	October 28, 2017
Operating activities:
Net income	$85.1	$63.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	169.4	178.5
Loss on disposal of assets	0.1	1.0
Gain from insurance proceeds	—	(5.9)
Loss on extinguishment of debt	—	0.8
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(28.1)	13.4
Increase in merchandise inventories	(580.1)	(550.9)
Increase in other current assets	(24.5)	(15.6)
(Increase) decrease in other assets	(8.7)	4.5
Increase in trade accounts payable and accrued expenses and other liabilities	512.5	434.5
Decrease in income taxes	(56.0)	(68.6)
Net cash provided by operating activities	69.7	55.5

Investing activities:
Purchase of property and equipment	(114.2)	(106.3)
Proceeds from disposal of assets	1.9	11.7
Proceeds from insurance	2.0	4.9
Distribution from joint venture	2.7	2.1
Net cash used in investing activities	(107.6)	(87.6)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(161.7)	(3.0)
Cash dividends paid	(8.4)	(6.5)
Purchase of treasury stock	(91.9)	(189.4)
Issuance cost of line of credit	—	(1.1)
Increase in short-term borrowings	191.1	—
Net cash used in financing activities	(70.9)	(200.0)

Decrease in cash and cash equivalents	(108.8)	(232.1)
Cash and cash equivalents, beginning of period	187.0	347.0
Cash and cash equivalents, end of period	$78.2	$114.9

Non-cash transactions:
Accrued capital expenditures	$5.2	$8.7
Accrued purchase of treasury stock	2.0	1.0
Stock awards	1.0	0.9

Estimates for 2018
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 2, 2019 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2018	2017
	Estimated	Actual
Depreciation and amortization	$225	$232
Rentals	29	28
Interest and debt expense, net	54	63
Capital expenditures	140	130

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2018, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.bull@dillards.com